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                                                         EXHIBIT 4.3
                                                         -----------

                       CASS COMMERCIAL CORPORATION
                       ---------------------------
                     1995 RESTRICTED STOCK BONUS PLAN
                     --------------------------------


      1.    PURPOSE OF PLAN.
            ---------------
      The purpose of this 1995 Restricted Stock Bonus Plan is to aid the Company and its subsidiaries in securing and retaining qualified personnel by making it possible to offer such personnel an increased incentive, in the form of a proprietary interest in the Company, to join or continue in the service of the Company or its subsidiaries and to induce them to increase their efforts for its welfare.

      2.    DEFINITIONS.
            -----------
      As used in this Plan, the following terms when capitalized shall have the meanings indicated:

      "Board" means the board of directors of the Company.

      "Bonus Shares" means shares of Common Stock which are awarded to a Participant under this Plan.

      "Cass Bank" means Cass Commercial Bank (formerly Cass Bank & Trust
Company).

      "Cause" means only conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest or intentional misconduct. The
Compensation Committee shall make the determination of whether Cause exists in any particular case, and if it believes that Cause may exist it shall provide the Participant with notice of the reasons the Compensation
Committee believes Cause may exist and shall give the Participant the opportunity to respond to the allegation that Cause exists.

      "Change in Control" means any one or more of the following occurrences:

      (i) Any individual, corporation (other than the Company), partnership, trust, association, pool, syndicate, or any other entity or any group of persons acting in concert becomes the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company possessing more than one-third of the voting power for the election of directors of the Company;

      (ii) There shall be consummated any consolidation, merger, or other business combination involving the Company or the securities of the Company in which holders of voting securities of the Company immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the Company (or, if the Company does not survive such transaction, voting securities of the entity surviving such transaction) having less than two-thirds of the total voting power in an election of directors of the Company (or such other surviving corporation);


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      (iii) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director of the Company was approved by a vote of at least two-thirds
(2/3) of the directors of the Company then still in office who were directors of the Company at the beginning of any such period; or

      (iv) There shall be consummated any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (on a consolidated basis) to a party which is not controlled by or under common control with the Company.

      "Change in Control Period" means the period beginning upon the first to occur of (i) a Change in Control, or (ii) the approval by the Board of a Change in Control, or (iii) 10 days before the record date, if any, for determining the shareholders of the Company eligible to vote on a proposed Change in Control, or (iv) 10 days before the last date for determining the shareholders of the Company eligible to participate in any Change in Control in which the Company's common stock would be sold, exchanged or converted for or into cash, property or other securities, and ending upon the first to occur of (A) two (2) years after such Change in Control is effected, or (B) the date such proposed Change in Control is abandoned by the parties.

      "CIS" means Cass Information Systems, Inc.

      "Common Stock" means the common stock of the Company.

      "Company" means Cass Commercial Corporation.

      "Compensation Committee" means the Compensation Committee of the Board.

      "Good Reason" means the occurrence of any one or more of the following during a Change in Control Period, unless expressly consented to by the Participant:

      (i) The assignment of the Participant to duties materially inconsistent with the Participant's authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an employee of the Company, or a reduction or alteration in the nature or status of the Participant's authorities, or responsibilities from those in effect as of the beginning of the Change in Control Period;

      (ii) Without the Participant's consent, the Company's requiring the Participant to be based at a location which is at least fifty (50) miles further from the Participant's primary residence at the time such requirement is imposed than is such residence from the Company's office at which the Participant is primarily rendering services at such time, except for required travel on the Company's business to an extent substantially consistent with the Participant's business obligations as of the beginning of the Change in Control Period;

      (iii) A reduction by the Company in the Participant's base salary as in effect on the beginning of the Change in Control Period; or

      (iv) A material reduction in the Participant's level of participation in any of the


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Company's short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Participant participates as of the beginning of the Change in Control Period; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be "Good Reason" if the Participant's reduced level of participation in each such program remains substantially consistent with the average level of participation of other executives who have positions commensurate with the Participant's position.

      "Participant" means a person to whom Bonus Shares are awarded and who has entered into a Restriction Agreement.

      "Plan" means this 1995 Restricted Stock Bonus Plan.

      "Restriction Agreement" means a contract between the Company and a Participant with respect to Bonus Shares, substantially in the form of Exhibit A hereto.
---------

      "Restriction Period" with respect to Bonus Shares subject to a Restriction Agreement means the period beginning on the date of the Restriction Agreement and ending on the first to occur of (a) the Participant's death or termination of the Participant's employment by reason of disability or incapacity, or (b) termination of the Participant's employment by the Company other than for Cause during a Change in Control Period, or (c) the voluntary termination of the Participant's employment for Good Reason during a Change in Control Period, or (d) with respect to one-third of the Bonus Shares, the first anniversary of the Restriction Agreement, with respect to an additional one-third of the Bonus Shares, the second anniversary of the Restriction Agreement, and with respect to the final one-third of the Bonus Shares, the third anniversary of the Restriction Agreement.

      "Restrictions" has the meaning set forth in Section 4 of the Restriction Agreement.

      3.    AWARDS OF BONUS SHARES.
            ----------------------

      3.1 The Board may from time to time award Bonus Shares to directors, executive officers and other management employees of the Company, Cass Bank or CIS upon the recommendation of the Company's chief executive officer and the Compensation Committee and upon a determination that the director or employee has performed past services for the Company, Cass Bank or CIS which deserve special recognition and additional compensation in the form of an award of the Bonus Shares and which have a value at least equal to the par value of the Bonus Shares awarded.

      3.2 The Board may from time to time award Bonus Shares to the Company's chief executive officer upon the recommendation of the Compensation Committee and pursuant to a determination by the Board as as described in the preceding paragraph.

      3.3 The award of Bonus Shares to employees of Cass Bank or CIS shall also be subject to the adoption of this Plan by the board of directors of such subsidiary and to the approval of either the board of directors of such subsidiary or an individual or committee to which approval authority has been delegated by the subsidiary's board of directors.


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      4.    TERMS AND CONDITIONS OF ISSUANCE OF BONUS SHARES.
            ------------------------------------------------

      4.1 Restriction Agreement. No person shall have any rights with respect to any Bonus Shares, and no Bonus Shares shall be issued to any person, unless and until the person shall have entered into a Restriction Agreement with respect to such Bonus Shares substantially in the form of Exhibit A, the terms and conditions of which are hereby incorporated into
---------
this Plan.

      4.2 Restrictions on Bonus Shares. During the Restriction Period, the Bonus Shares shall be subject to the possibility of forfeiture and to the Restrictions. In aid of the Restrictions, the certificates for the Bonus Shares shall bear a restrictive legend referencing the Restrictions and shall be deposited, together with stock powers or other instruments of transfer appropriately endorsed in blank by the Participant, with an officer of the Company designated by its chief executive officer (other than the Participant) as escrow agent, to be held and released or transferred pursuant to the Restriction Agreement.

      4.3 Escrow of Dividends or Other Distributions. Any dividends or other distributions paid on Bonus Shares which are subject to Restrictions shall be subject to the same Restrictions as the Bonus Shares with respect to which they were paid and shall be held in escrow until the expiration of the Restriction Period with respect to such Bonus Shares. No interest shall be paid on any dividends or other amounts held in escrow.

      5.    MAXIMUM NUMBER OF BONUS SHARES.
            ------------------------------

      5.1 A maximum of 100,000<F1> Bonus Shares may be awarded pursuant to this Plan; provided that if any Bonus Shares shall be forfeited to the Company pursuant to the Restriction Agreement, such shares shall again become available to be awarded as Bonus Shares.

      5.2 In the event of any stock dividend on, reclassification, split-up or combination of, or other change in, the Common Stock, then the number or kind of shares which may be awarded hereunder shall be correspondingly added to, reclassified, increased, diminished or changed proportionately.

      5.3 The Company shall at all times reserve a number of shares of Common Stock for issuance hereunder equal to the maximum number of Bonus Shares set forth above less the number of Bonus Shares previously awarded and then outstanding, which reserved shares may consist of previously-unissued shares or treasury shares or any combination thereof.

      6.    DURATION OF PLAN.
            ----------------

      Bonus Shares may be awarded under this Plan from the date on which it is adopted by the Board until the effective date of its termination by the Board; however, the Restrictions on Bonus Shares awarded prior to termination of this Plan shall remain effective thereafter in accordance with their terms.

      7.    ADMINISTRATION OF PLAN.
            ----------------------

[FN]
------------------
<F1>Increased from 50,000 pursuant to 2:1 stock split in the form of a stock dividend, on March 15, 1997.

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      7.1   The Compensation Committee shall have the power to interpret the Plan and to make rules and establish procedures for carrying out the Plan. Any such interpretations, rules or procedures, and any decisions by the Compensation Committee or the Board as to the employees eligible to receive Bonus Shares, shall be conclusive on the Company, its subsidiaries and their respective successors and assigns, and on each Participant and his or her heirs, personal and legal representatives and assigns.

      7.2 The Board may extend, amend or terminate the Plan at any time, or modify the terms of any individual Restriction Agreement, in its discretion; however, no extension, amendment or termination shall adversely affect the rights of a Participant as to any Bonus Shares previously awarded, except as the Company and the Participant may otherwise agree.


                          *     *     *     *     *


      ATTACHMENT:    Exhibit A -- Restriction Agreement Form
      ----------     ---------


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                                                                    Exhibit A
                                                                    ---------
                          CASS COMMERCIAL CORPORATION
                          ---------------------------
                        1995 RESTRICTED STOCK BONUS PLAN
                        --------------------------------

                              RESTRICTION AGREEMENT
                              ---------------------


      THIS RESTRICTION AGREEMENT is entered into as of -------------, 19--, between Cass Commercial Corporation, a Missouri corporation (the "Company"), and

                   ---------------------------- (the "Participant").

      WHEREAS, the Company has deemed it to be in its best interests to promote the loyalty and facilitate the retention of its personnel and the personnel of its subsidiaries in the service of the Company and its subsidiaries, by offering such persons an increased incentive to continue in the service of the Company and its subsidiaries and increase their efforts for its welfare, and

      WHEREAS, in furtherance of the above purposes the Company, and the Participant's employer, if different, have adopted the Company's 1995 Restricted Stock Bonus Plan, and have determined to award to the Participant shares of common stock of the Company pursuant to the Plan as hereafter described,

      NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereto do hereby agree as follows:

      1.    Definitions.  Capitalized terms not otherwise defined herein
            -----------
shall have the same meanings as they are given in the Plan.

      2.    Award of Bonus Shares.  The Company hereby awards and grants to
            ---------------------
the Participant the number of shares of its Common Stock set forth below (the "Bonus Shares"), without further consideration except the continued service of the Participant and subject to the other terms and conditions herein set forth.

                  TOTAL NUMBER OF BONUS SHARES:  --------

      3.    Restriction Period.  The Restriction Period shall terminate upon
            ------------------
(a) the Participant's death or termination of the Participant's employment by reason of disability or incapacity; or (b) termination of the Participant's employment by the Company other than for Cause during a Change in Control Period, or (c) the voluntary termination of the Participant's employment for Good Reason during a Change in Control Period, or (d) if no such event occurs, the Restrictions will expire at the regularly scheduled closing time of the Company's main business office, on the following dates as to the following numbers of Bonus Shares:

                  ---------------- AS TO ----- BONUS SHARES;

                  ---------------- AS TO ----- BONUS SHARES; AND

                  ---------------- AS TO ----- BONUS SHARES.


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      4.    Restrictions.  Prior to the end of the Restriction Period, the
            ------------
Bonus Shares shall be subject to the following restrictions (the
"Restrictions"):

      (a) Forfeiture upon Termination of Employment. If the Participant shall for any reason, whether voluntary or involuntary, cease to be continuously employed by the Company or any of its subsidiaries, then without notice or further consideration to the Participant, all Bonus Shares to the Restrictions shall automatically be forfeited and shall revert to the Company. Such forfeiture shall not occur if the termination of employment is the same event which terminates the Restriction Period as set forth in Section 3. It is expressly understood and agreed that nothing herein is intended or shall be construed as an employment contract or as implying any obligation on the part of the Participant's employer to continue the Participant's employment for any period of time after the date hereof. If the Participant is a director who is not an employee of the Company, Cass
Bank or CIS on the date of grant, then for purposes of this paragraph and
Section 3, employment shall include service as a director and termination of employment shall include the expiration of the Participant's term as director unless the Participant has been reelected to a successive term.

      (b) Non-Transferability of Bonus Shares. Bonus Shares subject to the Restrictions may not be assigned, transferred, pledged or hypothecated in any way, other than by will or by operation of law, nor shall they be subject to execution, attachment or similar process. Notwithstanding the foregoing, however, with prior notice to the Company and subject to such requirements as the Company may reasonably impose, including without limitation the execution of new instruments of transfer pursuant to Section 5 and a counterpart of this Restriction Agreement, the Bonus Shares may be transferred, subject to all applicable Restrictions, between the Participant in his or her personal capacity and the Participant as trustee of a trust (A) of which the Participant is both sole trustee and sole beneficiary during his or her lifetime, and (B) all of which is treated under subpart E of Part I of Subchapter J of Chapter 1 of Subtitle A of the Internal Revenue Code of
1986, as amended, as owned by the Participant.

      (c) Restrictive Legend. Certificates for Bonus Shares subject to the Restrictions shall bear a restrictive legend substantially as follows:

      "The securities represented by this certificate are subject to certain restrictions on transfer and to possible forfeiture pursuant to a Restriction Agreement between Cass Commercial Corporation and the named stockholder, a copy of which is on file and available for inspection during normal business hours at the Corporation's principal office."

Upon termination of the Restrictions, the Participant shall be entitled to have a new certificate issued without the restrictive legend.

      5.    Escrow of Certificates and Release of Bonus Shares.
            --------------------------------------------------

      (a) Deposit of Bonus Shares into Escrow. In order to assure compliance with the Restrictions, certificates representing the Bonus
Shares shall be deposited, together with stock powers or other instruments of transfer appropriately endorsed in blank by the Participant, with the Secretary of the Company or other officer (other than the Participant) designated by the chief executive officer of the Company, as escrow agent, to be held by the escrow agent pursuant to the provisions of this
Section 5.

      (b) Delivery of Bonus Shares to Company upon Forfeiture. In the event of forfeiture of any Bonus Shares pursuant to paragraph 4(a) above, the escrow agent shall deliver the


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certificates for the Bonus Shares, together with any dividends or other securities held with respect to the Bonus Shares and related instruments of transfer, to the chief executive officer of the Company (or in the case of Bonus Shares forfeited by the chief executive officer, as directed by the Board), free from the escrow.

      (c) Release of Bonus Shares to the Participant. Upon termination or expiration of the Restrictions with respect to any Bonus Shares, the escrow agent shall deliver the certificates for such Bonus Shares, together with any dividends or other securities held with respect to such Bonus Shares and related instruments of transfer, to the Participant, free from the escrow; provided that if fewer than all the Bonus Shares are being released from the escrow, the remaining Bonus Shares shall remain subject to the escrow.

      (d)   Dividends Payable on Bonus Shares; Adjustments to Common
Stock. In the event that while Bonus Shares are subject to the Restrictions, any cash or stock dividend is paid on the Bonus Shares, or there shall occur any reclassification, split-up or combination of, or other change in, the Company's common stock, then any cash or securities so issued to the Participant with respect to or on account of such Bonus Shares as a result of any such event shall be subject to the same Restrictions as the Bonus Shares with respect to or on account of which they were issued, and shall be held in escrow and delivered or released at the same times and in the same manner as the Bonus Shares with respect to or upon which such cash or securities were issued.

      6.    Payment of Withholding Taxes.  The Participant shall pay to the
            ----------------------------
Company by cash or check, concurrently with either the lapse of the Restrictions or the filing of an election under Section 83(b) of the Internal Revenue Code, the amount of any Federal and state withholding taxes payable by the Company or any of its subsidiaries as a result of such lapse or election. The Company will advise the Participant, upon the Participant's reasonable prior request, of the required amount of such taxes. If the Participant does not make such payment in a timely manner, then the Company may, at its election, either cause the Participant's employer to withhold the appropriate amount from other compensation due to the employee or withhold and retain a number of Bonus Shares having a fair market value equal to the amount required to be withheld.

      7.    General.  The Company shall pay any original issue or transfer
            -------
taxes with respect to the issue of Bonus Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company incurred in connection therewith.


      IN WITNESS WHEREOF, the parties have executed this Restriction Agreement as of the date first above written.

                              Company: CASS COMMERCIAL CORPORATION


                                By: ________________________________
                                Title: ______________________


                              Participant:__________________________

                                    A-3